Exhibit 10.1

May 24, 2016

Sense Technologies, Inc.
Bruce Schreiner
2535 N. Carleton Avenue
Grand Island, NE  68803

STRICTLY CONFIDENTIAL

Dear Sirs:

This letter serves as a non-binding letter of intent between R and D USA, LLC d/b/a Scribner Natural Products (collectively "we" or the "Investor") and Sense Technologies, Inc. (the "Company"), a corporation established under the laws of British Columbia, Canada and having a place of business at 2535 N. Carleton Avenue, Grand Island, Nebraska, United States whereby the Investor hereby proposes to the company to acquire or procure acquisition of a portion of the issued share capital in the Company, by way of subscription of new shares and/or (if thought desirable) derivative instruments convertible into shares of the Company. Together with all rights, benefits and interest thereof or arising therefrom or in connection thereto, and free from liens, charges, encumbrances or third party rights, in consideration for which we shall transfer and assign of all our beneficial interests ("Business Interests") in Scribner's' soy meal and soy oil products and non-GMO products, certified organic products, refined oils, agricultural oils, and other related specialty fertilizer crop products.

1.   Structure.  At present, we are structuring the transaction as a sale of the Business Interests to the Company, in consideration for which the Company shall raise $350,000 for the purpose of working capital for the soybean processing mill, and issue and allot to the Investor, or as we direct, (i) common shares or (ii) convertible preferred shares, which shares will be identical to the common shares of the Company except that they will have a conversion feature permitting the holder of such shares to convert them into an aggregate number of common shares.  Such process will commence at the date of the signing of the Definitive agreement described in paragraph 3. The shares will be issued in two tiers of a number of common shares of the Company to be determined before entering the Definitive Agreement, the first tier to be issued at the date of the Definitive Agreement, and the second will be tied to the benchmark of the financial results of the acquired Business interests (alone) qualifying the Company to list on the NASDAQ Stock Exchange, which effort will in no way be impeded by the Company. We may, however, opt for another form of transaction, based upon a review of the proposed tax, financial, corporate and legal structures, and other legitimate considerations of the Investor (and such transaction, in any form whatsoever, being referred to herein as an "acquisition").  No commissions or investment fees will be paid regarding this transaction.

2.   Due Diligence.  Upon your execution of this Letter of Intent and our obtaining approval of this Letter of Intent by the Members of Investor, we will commence a formal due diligence process ("Due Diligence Exercise") which is expected to take approximately (six) weeks ("Due Diligence Period").  During the Due Diligence Period and during the time that negotiation and drafting of the Definitive Agreement is in progress, the Company will allow us and our agents, lawyers, accountants and advisors ("Advisors") full and complete access to the Company's books, records, information and data relating to the business affairs, financial legal, structural and regulatory conditions of the Company and its current business of developing and marketing automotive backing awareness products (Existing Company Business").  You will use your best endeavors to ensure that any information provided to us or our Advisors is accurate and not misleading.

During the Due Diligence Period, we will use our reasonable endeavors to procure the Company's access to the financial, legal and operational affairs of the Investor.

3.   Definitive Agreement.  Following completion of the Due Diligence Period (or earlier, if we are at our sole discretion so decide), and subject to the results of the Due Diligence being satisfactory to us and the Investor, you will begin preparation of the legally binding agreement (the "Definitive Agreement") with the Closing to occur subject to the events listed in Annexure A hereto and such other conditions customary to the nature of the acquisition.

Nevertheless, execution of the Definitive Agreement will be conditional upon (i) the Investor being satisfied with the results of the Due Diligence Exercise on the Company; (ii) the Company being satisfied with the results of the Due Diligence Exercise on Business Interests.  The Definitive Agreement shall contain customary representations, warranties, covenants, undertakings and indemnities, including by the Company's principal shareholders, together with any non-competition agreements required by us relating to the existing Company's business and restraints on the disposal by the Company's principal shareholder of shares in the Company post-closing for an agreed period.

Closing of the specific agreement to raise capital and subscription of new shares and, if any, derivative instruments convertible into shares of the Company shall be conducted simultaneously  and inter-conditional with every other condition to be agreed between the Investor and the Company, including but not limited to those listed in Annexure A hereto.  Notwithstanding, the urgency for the need to raise $350,000 in capital is acknowledged, and is to commence immediately upon signing of this Letter of Intent.

4.  Exclusivity.  The parties acknowledge that further evaluation of the possible acquisition of the Company's business and assets could result in the Investor and the Company incurring significant expense.  Each party will be required, among other things, to retain lawyers and accountants and to continue to employ the services of its consultants and to divert certain of its internal corporate resources for consideration of the proposed acquisition.  In light of these expenses, and in recognition that the further exploration of the proposed acquisition will benefit the Company and the Investor, the parties hereby agree that, for a period extending from the date hereof until the earlier of (i) the mutual termination of negotiations hereunder, (ii) the signing of the Definitive Agreement and (iii) the date falling six months from the date of acceptance of this Letter of Intent (the "Negotiation Period"),

(a)
the Company shall grant to the investor an exclusive right to negotiate for the transactions contemplated hereby and shall not authorize and shall use its best efforts not to permit any of its directors, officers, employees, agents or representatives of the Company or its beneficial owner or his affiliates to directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation or other business combination involving the Company, acquisition of or any other form of dealing with all or any significant portion of the Company, or inquiries or proposals concerning or which could reasonably be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than the Investor or its affiliates) with respect to any Acquisition Transaction or enter into any agreement arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transaction with the Investor; and

(b)	the Investor agrees that it shall pursue its due diligence and other activities in connection with the potential acquisition of the Company in good faith and with diligence.

If either party shall be in breach of the obligations above, then the breaching party shall be liable to indemnify the non-breaching party against all claims, liabilities, costs and expenses suffered or incurred therefore, in an aggregate amount not to exceed US$100,000.  The Company shall promptly advise the Investor of all the material terms and conditions of any inquiries or proposals relating to an Acquisition Transaction and the identity of the party making any such inquiry or proposal or on whose behalf such inquiry or proposal is being made.  The Definitive Agreement will incorporate agreements of the parties extending this undertaking through the Closing date.

5.   Operation of the Business.  The proposed terms and conditions set forth herein are based upon the assumption that (i) the Company will continue to maintain its status as a public reporting company, with its shares available for quotation and trading on the OTC, (ii) it will continue to carry Existing Company Business in the ordinary course of business consistent with its practice, and (iii) its financial position shall not materially deteriorate from that as at February 28, 2016.  Without prejudice to the generality of the foregoing, the Company shall (a) not enter into or amend any existing agreements and contracts (otherwise than in the ordinary course of business) including but not limited to agreements with its directors or officers or employees, or (b) enter into any new transaction or arrangement other than in the ordinary course of business.

6.   Confidentiality

6.1  Each of the Investor and the Company (each, a "Party") shall not, without the prior written approval of the other Party, disclose or use for any purpose as contemplated in this Letter of Intent, the other Party's Confidential Information.

6.2   Each party shall take reasonable steps to ensure that its employees, servants and agents and any contractors or sub-contractors engaged for the purpose of the transactions in this Letter of Intent, do not make public, disclose or use for any other purpose the other Party's Confidential Information.

6.3   Each Party (in this paragraph, "recipient Party") shall on demand from the other Party return to the other Party, or, at the option of the other Party, destroy, any documents, records or material s supplied by the other Party to the recipient Party in connection with the transactions contemplated by this Letter of Intent.

6.4   For the purpose of this Clause 6, "Confidential Information" means the confidential information of a Party which related to the subject matter of this Letter of Intent and the Due Diligence Exercise and includes information relating to:

(a)	the business, financial and operational information and plans of the Company;

(b)	the business, financial and operational information of the Investor;

(c)	any information proprietary to, or otherwise designated in writing as confidential by, the disclosing Party; and

(d)	the subject matter of this Letter of Intent and/or the Definitive Agreement to be entered into between the Parties (if any) and the identity of the Parties but excluding any information which:

(a)	is in or comes into public domain prior to the disclosure by the disclosing Party thereof;

(b)	is independently developed by the disclosing Party without breach of this paragraph;

(c)	is received by the disclosing Party without confidentiality limitation from a third party, or

(d)
is required to be disclosed pursuant to a statutory obligation, the rules and regulations of applicable stock exchanges, any other federal, state or foreign regulatory agency, FINRA and/or any stock exchange where the securities of the Company is or may become listed, the order of a court or competent jurisdiction or that of a competent regulatory body.

Notwithstanding Clause 6.4(d), the Company acknowledges and agrees that it will, if required by the Investor and/or the Business Interests, enter into separate confidentiality agreements with them on such terms as they may require agreeing to keep confidential, and use only for the purposes of assessing whether to proceed with the transactions contemplated herein, al information supplied by them relating to their business affairs, financial, legal and other conditions of their business, or of which the Company may become aware, pursuant to the Due Diligence exercise to be carried out by the Company.

7.   No Trading.  The Investor acknowledges to and agrees with the Company that, unless and until the information contained herein, in any Definitive Agreement, or in any other document, instrument, due diligence or other record, or any other item containing Confidential Information, becomes publicly disclosed as appropriate, no officer, director, equity owner, partner, employee, contractor or other person may lawfully engage in purchase and sale transactions of the equity securities of the Company listed on any stock exchange or other public market.

8.    Public Disclosure.  Neither the Investor nor the Company may issue, approve or make, or cause, permit or suffer any agent or employee thereof to issue, approve or make, any news release or other public announcement or any other form of disclosure concerning this Letter of Intent and/or the Definitive Agreement or any of the content thereof or the identity of the parties thereto without the prior written consent of the other party.  This restriction survives termination of this Letter of Intent (by reasons of breach or entering into the Definitive Agreement or otherwise).

9.   Costs.  Each party shall be solely responsible for bearing their own costs and expenses incurred in relation to this Letter of Intent and the transactions contemplated herein, including the costs of the Due Diligence exercise to be undertaken by it, whether or not the Definitive Agreement is entered into.

10.  Governing Law.  This Letter of Intent shall be governed by, and construed in accordance with the laws of Nebraska without regard to the principles of conflicts of laws applied thereby, and shall supersede any and all prior written or oral agreements between the parties hereto.  No change, modification, alteration, or addition to any provision of this Letter of Intent shall be binding unless in writing and signed by an authorized representative of each of the parties hereto.

11.  Counterparts.  Acceptance of this Letter of Intent may be executed in any number of counterparts, each of which when delivered shall be deemed an original and all of which together shall constitute one and the same document.  Signatures may be made by facsimile transmission.

12.  Binding/Non Binding Effect.  Except for this paragraph and the provisions of paragraphs 4 through 11 (the "Binding Provisions"), this Letter of Intent and all discussions and negotiations relating to the proposed transactions are not intended to constitute a binding agreement or enforceable rights for obligations between the parties, but reflect only the interest of the parties to proceed with the negotiation of the transactions described above.  All references herein to the parties' obligations and commitments (except as set out in the Binding Provisions) shall be interpreted to mean intended obligations and communications.  Neither party shall have any liability to the other party if a party fails to proceed with the transaction for any reason; provided, however, that nothing herein shall relieve a party of any liability for breach of any of the binding provisions.

The basic terms and conditions as outlined above are open for acceptance by having one copy of this Letter of Intent signed and returned to the Investor on or before May 31, 2016, beyond which the same shall automatically lapse and (save the Binding Provisions) cease to be in effect.  We sincerely look forward to working with you on this transaction with the strong belief that it will be mutually beneficial for all parties involved.

We, the undersigned hereby acknowledge and confirm our acceptance to this Letter of Intent.

Yours sincerely,
For and on behalf of
R and D USA, LLC
d/b/a Scribner Natural Products

/s/ Richard W. Bell
Name: Richard W. Bell
Title: Member/Manager
Date: 5/25/2016
For and on behalf of
Sense Technologies, Inc.

/s/ Bruce Schreiner
Name: Bruce Schreiner
Title: President
Date: 5-25-16

ANNEX A

Conditions Precedent

(in this Annexure A, any reference to "Company" shall mean each of the Company and any of its subsidiaries)

(i)	Investor having satisfied itself with the results of its financial, operational and legal due diligence on the Company and its subsidiaries;

(ii)	the Company having satisfied itself with the results of its financial, operational and legal due diligence on Business Interest of Investor;

(iii)	approval from members (or its designated committee) and the equity holders for the Investor has been obtained;

(iv)	approval from the board of directors (or its designated committee) and the equity holders of the Company (if so required) has been obtained;

(v)	all necessary regulatory approvals to enter into and consummate the transactions provided in the Definitive Agreement shall have been obtained, and all applicable publication and other requirements under the applicable laws, rules and regulations have been fully satisfied or complied with, as applicable; and

(vi)	employment contracts with the key people of the Company on terms satisfactory to the Investor and the Company (and which include customary confidentiality, irrevocable assignment of intellectual property, non-solicitation and non-co9mpetition covenants) have been executed.